UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2004

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Main, Suite 3300, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

In October 2004, Endeavour International Corporation’s Norwegian subsidiary, Endeavour Energy Norge AS ("Endeavour Norge"), entered into an agreement with Lundin Petroleum B.V. ("Lundin") to acquire a majority interest in OER Oil AS ("OER"), a privately held Norwegian exploration and production company based in Oslo. On November 10, 2004, Endeavour Norge entered into agreements (each a "Purchase Agreement," and collectively the "Purchase Agreements") with the twenty-four minority interest holders of OER, including certain members of OER’s management, to purchase the remaining 23.34% interest in OER. None of the minority interest holders of OER owns more than 16% of the aggregate minority interest.

Pursuant to the Purchase Agreements, Endeavour Norge will purchase 1,299,772 shares in OER for consideration of NOK (Norwegian kroner) 6.98 and 1.68 shares of Endeavour International Corporation common stock per share of OER. The number of shares of Endeavour International Corporation common stock to be issued as consideration under the Purchase Agreements is subject to downward adjustment to reflect any changes in OER’s claimed loss carryforwards as of December 31, 2003 and other estimated tax amounts. In addition to certain other closing conditions, the closing of the Purchase Agreements is contingent upon the prior or simultaneous closing of the Lundin transaction and is subject to necessary government approvals and certain other conditions. Assuming no adjustments are made to the share consideration to be paid under the Purchase Agreements, the aggregate consideration to be paid under the Purchase Agreements would be approximately US$ 1.43 million in cash and 2,183,617 shares of Endeavour International Corporation common stock.

A form of Purchase Agreement is filed herewith as Exhibit 2.1. The above summary of the Purchase Agreements is not complete and is subject to and qualified in its entirety by reference to the text of the form of Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.
2.1 - Form of Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

November 15, 2004	By:	Robert L. Thompson

Name: Robert L. Thompson
Title: Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

2.1	Form of Conditional Offer to Buy Shares of Stock